EXHIBIT 15.3

INDEPENDENT AUDITORS' REPORT

To the Shareholders of:
Pacific Therapeutics Ltd.

Report on the Financial Statements
We have audited the accompanying financial statements of Pacific Therapeutics Ltd., which comprise the statements of financial position as at December 31, 2012, and December 31, 2011 and the statements of comprehensive loss, changes in equity and statement of  cash flows for the years ended December 31, 2012, 2011 and 2010, and a summary of significant accounting policies and other explanatory information.

Management's Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and Public Company Accounting Oversight Board (United States) auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the financial statements present fairly, in all material respects, the financial position of Pacific Therapeutics Ltd. as at December 31, 2012 and December 31, 2011, and  its financial performance and its cash flows for the years ended December 31, 2012, 2011 and 2010, all in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of Matter
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Leed Advisors Inc.

Chartered Accountants
Surrey, British Columbia

April 29, 2013, except as to Notes 7, 11 and 16, which are dated October 10, 2013